Exhibit 99.1

For More Information

Chad Hoehne, President and CEO
Table Trac, Inc.
Phone: (952) 548-8877

Table Trac, Inc. Names Glenn Goulet as its New CEO

MINNETONKA, Minn., July 18, 2011 -- Table Trac, Inc. (OTC Bulletin Board: TBTC.ob), a developer and provider of casino management and table game management systems for the global gaming industry announced today that Glenn Goulet has been promoted to Chief Executive Officer, effective July 18, 2011.

Mr. Goulet brings more than 17 years of gaming industry experience, including senior roles with worldwide gaming technology companies.  He joined Table Trac in August 2010 as Executive Vice President for Sales and Marketing.  Chad Hoehne the company’s founder and current CEO will remain as President and Chief Technology Officer.

“The Board of Directors is excited by this move,” stated Table Trac’s Chairman of the Board, Steve Browne.  “By elevating Glenn to this position, our technology team, under the leadership and direction of Chad Hoehne, will have a renewed focus on developing and delivering several key initiatives to the global gaming market as well as indentifying new innovations that will be of extreme benefit to our casino clients as well as the industry-at-large.”

Chad Hoehne added, “After spending considerable time with Glenn it was my recommendation to the Board that he be elevated to this position as I believe that he will be able to drive the efficient execution of our strategies and renewed vision in order to deliver increased value to our shareholders.”

“Table Trac is a great company, rich with innovative products and technologies,” stated Mr. Goulet.  “Our vision for the future is to align ourselves with the day-to-day reality that face not only our customer’s business, but more importantly, our customer’s customers; that is the players.   There are extraordinary opportunities ahead for Table Trac and I look forward to working with the entire team as we become an indispensable solutions provider for our casino clients around the world.”

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. designs, develops and sells casino information and management systems. The company has systems installed in North, South, and Central America, as well as the Caribbean.  More information is available at http://www.tabletrac.com/.

Forward Looking Statements

Statements made in this press release, including statements regarding events and financial trends that may affect our future operating results, financial position and cash flows, may constitute "forward-looking statements" within the meaning of the federal securities laws. These certain statements are based on our assumptions and estimates and are subject to risks and uncertainties. You can identify these forward-looking statements by words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

For further information on factors that could impact Table Trac and statements contained in this press release, reference should be made to Table Trac's filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.